Exhibit 99.1
Chartis Far East Holdings KK
ARCA West 1-2-4 Kinshi
Sumida-ku, Tokyo 130-8560
Press Release
Chartis Announces Recommended Tender Offer to Buy All Outstanding Shares
of Fuji Fire and Marine
Transaction creates a strong platform for further growth of both companies
February 10, 2011 — Chartis Inc. (Chartis), the general insurance subsidiary of American International Group, Inc. (AIG), today announced a cash tender offer through its wholly-owned subsidiary, Chartis Japan Capital Company LLC (Chartis Japan LLC), for all common shares and stock acquisition rights of Fuji Fire and Marine Insurance Co., Ltd. (Fuji Fire and Marine) that it does not already own, for JPY 146 per share.
The Board of Directors of Fuji Fire and Marine, at its meeting held on February 10, 2011, expressed its support of the tender offer and passed a resolution recommending shareholders to tender shares in this offer, while leaving the decision as to whether to tender stock acquisition rights during this offer to the discretion of the stock acquisition right owners.
In addition, Chartis Japan LLC has entered into a tender offer agreement with Orix Corporation (Orix), the holder of 15.53% of Fuji Fire and Marine shares, pursuant to which Orix will tender all of its shares into the offer based on the terms in this tender offer agreement.
The tender offer represents a premium of 29.20% over Fuji Fire and Marine’s average closing stock price over the last three month period ended February 9, 2011 and a 30.36% premium over the closing price of Fuji Fire and Marine’s common shares on February 9, 2011. The tender offer values the shares of Fuji Fire and Marine not held by Chartis at approximately JPY 47 billion. The tender offer is scheduled to commence in Japan on February 14, 2011 and expected to close on March 24, 2011.
This transaction strengthens Chartis’ position in the consolidating Japanese market, while allowing Fuji Fire and Marine to fully benefit from Chartis’ global operational resources, brand power, and financial strength.
“Including Fuji Fire and Marine as a full member of the Chartis group is a natural progression of the excellent partnership we have developed over the past ten years, most recently as Fuji Fire and Marine’s majority shareholder. Our expanded distribution platform enables us to accelerate our delivery of innovative products and superior services through our loyal agency force to a broader range of Japanese customers,” said Jose A. Hernandez, CEO of Chartis Far East Holdings K.K.
As of February 10, 2011, Chartis holds 54.66% in Fuji Fire and Marine, with Fuji Fire and Marine being a consolidated subsidiary of Chartis. Following the completion of the tender offer, Chartis intends to take additional steps necessary to acquire the remaining shares in Fuji Fire and Marine. Subject to the customary regulatory approvals, Fuji Fire and Marine will be delisted and become a wholly-owned subsidiary of Chartis. Chartis expects that Fuji Fire and Marine will continue to operate under the Fuji Fire and Marine brand.
Tender offer materials for shareholders of Fuji Fire & Marine are available in English at:
http://www.chartisinsurance.com/fuji
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NOTES TO EDITORS
About Chartis
Chartis, a subsidiary of American International Group, Inc., is a world-leading property-casualty and general insurance organization serving more than 45 million clients in over 160 countries and jurisdictions. In Japan, Chartis provides general insurance products and services through a number of channels. AIU Insurance Company (AIU Hoken Kaisha) started its general insurance business in 1946, American Home Assurance Company (American Home Hoken Kaisha) obtained a general insurance business license in 1960 and JI Accident and Fire Insurance Co., Ltd. started as a joint venture with JTB Corporation in 1991.
About Fuji Fire and Marine
Fuji Fire and Marine, established in 1918, is provides general insurance products and services for individuals, small and medium-sized companies and the personnel who work for them. The company maintains a network covering all of Japan, including rural areas. In 1996, it established The Fuji Life Insurance Co., Ltd. as a fully owned subsidiary. Fuji Fire and Marine joined the Chartis group in March 2010 following a capital increase through a private placement of new shares to Chartis.